Exhibit 99.1

NEWS RELEASE

Company Contact:

Gastar Exploration Ltd.

J. Russell Porter, Chief Executive Officer

713-739-1800 / rporter@gastar.com

Investor Relations Counsel:

Lisa Elliott / Anne Pearson

DRG&E : 713-529-6600

lelliott@drg-e.com / apearson@drg-e.com

Gastar Exploration Announces Sale of Australian Assets for $240 Million

Also Announces 1-for-5 Reverse Share Split and Voluntary De-Listing from the Toronto Stock Exchange

HOUSTON, July 2 — Gastar Exploration Ltd. (NYSE Amex: GST and TSX: YGA) announced today that it has entered into definitive agreements with Santos QNT Pty Ltd and Santos International Holdings Pty Ltd, affiliates of Santos Ltd (ASX: STO—News) for the sale of all of Gastar’s interest in Petroleum Exploration Licenses 238, 433 and 434 in New South Wales, Australia, along with the sale of the shares of Gastar Power Pty Ltd, the entity holding Gastar’s 35% interest in the Wilga Park Power Station. Gross pre-tax proceeds from the transaction are expected to be approximately US $240 million (AU $300 million). Upon final closing, Gastar’s net proceeds, after payment of Australian income taxes, is expected to be approximately US $175 million (AU $219 million).

The Santos transaction is expected to close on July 10, 2009, subject to satisfaction of certain ordinary closing conditions, with an initial payment before taxes of US $224 million (AU $280 million) on that date and the balance to be remitted to Gastar upon the receipt of certain governmental approvals. Gastar plans to use the proceeds from this transaction to repay outstanding debt under its secured revolving credit facility, to retire its $25 million secured term loan and to pay in full Gastar’s $30 million convertible subordinated debentures upon their maturity in November 2009. Remaining proceeds are expected to be used to finance an offer to repurchase any and all of Gastar’s $100 million 12-3/4% senior secured notes in accordance with the terms of the governing indenture. Thus, the transaction is expected to provide sufficient funds to repay substantially all of Gastar’s outstanding debt and reduce annual cash interest expense by as much as approximately US $20 million.

In addition, Gastar may be paid an additional US $16 million (AU $20 million) in early 2010 if the independently certified gross 2P reserves (SPE proved plus probable) for the PEL 238 coalbed methane project are at least 1.3 Tcf at year-end 2009. At Gastar’s election, the reserve related payment, if applicable, may be either in cash, shares of Santos, or a combination thereof. In addition, Gastar has retained the right to receive up to US $10 million in future cash payments from Eastern Star Gas Ltd (ASX: EGG and OTCQX: ESGLY) if certain previously negotiated production thresholds are achieved.

J. Russell Porter, Gastar’s President and Chief Executive Officer, commenting on the transaction and related actions said, “This is clearly a transformative transaction for Gastar. We pursued multiple avenues in order to address upcoming debt maturities and to fund the future capital expenditures necessary to continue the development of our Australian assets and our North American assets. After examining all alternatives available, we determined that the sale of the Australian assets was the most prudent course and provided the most attractive near term and future benefit to our shareholders.

“Gastar will maintain its current ownership in the East Texas Deep Bossier and Marcellus Shale plays and plans to proceed with the development of those assets while limiting capital expenditures to excess cash flow generated by its producing assets. We will now have the financial resources to be a substantially debt-free entity holding high growth North American assets and will be financially positioned to execute our strategy in both the Deep Bossier and Marcellus Shale plays.”

Following the completion of the transactions with Santos, Gastar intends to implement a 1-for-5 reverse share consolidation that was authorized by Gastar’s shareholders in June 2008. As a result of the consolidation, Gastar would have approximately 49.6 million basic common shares outstanding. The share consolidation is expected to be effected on or about July 31, 2009, subject to further announcement.

Gastar has also elected to voluntarily de-list its shares from trading on the Toronto Stock Exchange (TSX) following the completion of the transaction with Santos. In 2009 to date, less than 1% of the total daily trading volume in Gastar’s common shares were executed on the TSX. Trading on two exchanges has become unduly costly and burdensome without providing any significant additional liquidity for Gastar’s shareholders.

“The consolidation of the number of outstanding shares and the de-listing from the Toronto Stock Exchange are actions we have wanted to take for some time,” added Mr. Porter. “We believe that the consummation of these actions, on the back of this transformative de-leveraging of the Company, will benefit our shareholders in numerous ways in the future.”

Tudor, Pickering, Holt & Co. Securities, Inc. acted as financial advisor in connection with the transaction and, in that capacity, provided a fairness opinion to the Board of Directors of Gastar.

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America. The Company pursues a strategy combining deep natural gas exploration and development with lower risk CBM and shale resource development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania. Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming. For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects”, “projects”, “plans”, and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks related to unexpected adverse developments in the status of the properties, the absence or delay in receipt of government approvals or third party consents, or an unanticipated need for using a portion of net cash proceeds from the announced transaction.

The NYSE Amex and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

Company Contact:

Gastar Exploration Ltd.

J. Russell Porter, Chief Executive Officer

713-739-1800 / rporter@gastar.com

Investor Relations Counsel:

Lisa Elliott / Anne Pearson

DRG&E : 713-529-6600

lelliott@drg-e.com / apearson@drg-e.com